Exhibit 99.1

X-Rite Grows Top Line by 13% and Reports 87% Increase in Operating Income for Second Quarter; Affirms 2004 Outlook

    GRANDVILLE, Mich.--(BUSINESS WIRE)--July 22, 2004--X-Rite,
Incorporated (Nasdaq:XRIT), today announced its financial results for the second quarter ended July 3, 2004.

    Second Quarter Highlights:

    -- Record second quarter net sales of $31.8 million, up 13 percent over second quarter 2003.

    --  Eighth consecutive quarter of year-over-year sales growth.

    -- Gross margins were 66.3 percent, up 6 percent from the second quarter 2003.

    -- Operating income increased by 87 percent from the second quarter 2003.

    -- Acquired Moniga Gremmo S.r.l., an industrial and ink formulation software company based in Milan, Italy.

    --  Launched seven new products under the Streamlined Color
        Management(TM) banner at Drupa, the world's largest
        International graphic arts expo, held in Germany in May.

    The Company reported second quarter 2004 net sales of $31.8 million, an increase of 13 percent over the second quarter of last year. Operating income was $4.8 million for the quarter, compared with $2.6 million in the second quarter of 2003. Gross margins increased to
66.3 percent in 2004 from 62.6 percent in 2003, due principally to changes in product mix and lower manufacturing costs. Operating income was 15.1 percent of sales in the second quarter of 2004 as compared to
9.1 percent in the prior year period.
    "We are very encouraged by the progress we have made in the first two quarters of 2004," said Michael C. Ferrara, Chief Executive Officer of X-Rite. "We recorded the highest level of second quarter sales revenue in the company's history and have now delivered eight consecutive quarters of growth. Further, we have been able to do so with a continued emphasis on margin improvement."
    Ferrara continued, "During the second quarter, we continued to invest in engineering, sales, and marketing to support the launch of seven new products under the Streamlined Color Management(TM) banner. In addition, our acquisition of Milan-based Moniga Gremmo S.r.l positions the company to enhance our global product offering and grow our revenue base in the European market. As we move into the second half of the year, our focus is on meeting our global customers' needs and executing our product development strategy. We remain confident in our ability to deliver double-digit revenue growth and higher operating income throughout 2004 versus 2003."
    "Our revenue growth continues to be strong, especially in Asia and Europe," said Mary E. Chowning, Chief Financial Officer. "Our continued ability to leverage our cost structure and control operating costs enabled us to increase our operating income by close to 90 percent in the second quarter."
    The Company reported a net loss of $680 thousand or 3 cents per share in the second quarter of 2004 after a non-cash charge of $3.6 million (17 cents per share) related to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). SFAS No. 150 requires certain long-term liabilities be adjusted quarterly based on the Company's current stock price. These liabilities relate to the repurchase agreements with the Company's founders, the value of which was previously reflected as temporary equity prior to the implementation of SFAS No. 150.
    "The Company reported net income, excluding the impact of SFAS No.150, of $3.0 million or 14 cents per share for the second quarter," continued Chowning. "This represents a 51 percent increase over the second quarter net income in 2003."
    The following table reconciles the Company's adjusted results to GAAP net (loss) income:



                                            Second Quarter
                                  ------------------------------------
                                        2004                2003
                                  -----------------   ----------------
                                    $     Per Share     $    Per Share
                                  ------  ---------   -----  ---------
Net income (loss) (GAAP basis)     (680)   (0.03)     1,961    0.10
Specific items
  SFAS No. 150 impact             3,638     0.17          -       -
                                  ------  ---------   -----  ---------
Net income excluding specific
 items                            2,958     0.14      1,961    0.10
                                  ======  =========   =====  =========


    Conference Call

    The Company will conduct a live audio webcast discussing its second quarter 2004 results on Thursday, July 22, 2004 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future webcasts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia, and the Americas markets serving customers in over 80 countries.

    Forward-Looking Statements/Use of Non-GAAP Financial Information

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission.
    In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this press release, X-Rite has provided certain information, which are considered non-GAAP financial measures. Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the Company's underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.



                         X-Rite, Incorporated
                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)


                             Q2       Q1       Q4       Q3       Q2
                            2004     2004     2003     2003     2003
                          -------- -------- -------- -------- --------
Net Sales                 $31,826  $28,528  $38,504  $26,818  $28,197
Gross Profit               21,094   18,157   25,100   16,767   17,646

Gross Profit Percent         66.3%    63.6%    65.2%    62.5%    62.6%

Selling and Marketing       8,397    8,045    9,039    8,124    7,145
General and
 Administrative             4,027    4,329    5,478    3,943    4,466
R&D and Engineering         3,866    4,077    3,972    4,063    3,472
Impairment of Coherix
 Assets                         -        -    2,642        -        -

Operating Income            4,804    1,706    3,969      637    2,563

Other Income (Expense)       (266)     (65)    (159)    (133)     309
Interest Expense           (3,681)  (4,862)    (758)     (86)      (1)
Write-Down of Other
 Investments                    -        -   (3,416)       -     (106)
Pre-tax Income (Loss)         857   (3,221)    (364)     418    2,765

Net Income (Loss)         $  (680) $(3,767) $ 2,207  $   301  $ 1,961

Earnings (Loss) Per Share
   Basic                  $ (0.03) $ (0.18) $  0.11  $  0.01  $  0.10
   Diluted                $ (0.03) $ (0.18) $  0.11  $  0.01  $  0.10

Average Shares
 Outstanding
   Basic                   20,745   20,640   20,548   20,533   20,250
   Diluted                 20,745   20,640   20,739   20,711   20,382

Cash and Investments      $ 9,647  $ 9,108  $14,102  $ 8,719  $13,643
Accounts Receivable        20,961   18,696   22,815   18,251   19,093
Inventory                  16,467   16,352   16,014   16,051   15,050
Other Current Assets        4,125    4,214    3,182    3,060    3,316
Non-Current Assets         70,369   68,852   63,570   63,033   54,843
                          -------- -------- -------- -------- --------
   Total Assets           121,569  117,222  119,683  109,114  105,945

Current Liabilities        14,607   13,573   18,214   11,607   11,017
Noncurrent Liabilities     43,514   39,625   34,857   34,200        -
                          -------- -------- -------- -------- --------
   Total Liabilities       58,121   53,198   53,071   45,807   11,017

   Shareholders' Equity   $63,448  $64,024  $66,612  $63,307  $94,928

Capital Expenditures      $ 1,423  $ 1,629  $ 1,095  $   652  $   448
Depreciation and
 Amortization             $ 1,326  $ 1,354  $ 1,826  $ 1,389  $ 1,495

International Sales          50.2%    45.4%    43.5%    41.5%    44.9%



                         X-Rite, Incorporated
             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)


                                     Quarter Ended   Six Months Ended
                                   ----------------- -----------------
                                   July 3,  June 28, July 3,  June 28,
                                    2004     2003     2004     2003
                                   -------- -------- -------- --------

Net Sales                          $31,826  $28,197  $60,354  $51,822
Gross Profit                        21,094   17,646   39,251   32,867

Gross Profit Percent                  66.3%    62.6%    65.0%    63.4%

Selling and Marketing                8,397    7,145   16,442   14,356
General and Administrative           4,027    4,466    8,356    7,818
R&D and Engineering                  3,866    3,472    7,943    6,570

Operating Income                     4,804    2,563    6,510    4,123

Other Income (Expense)                (266)     309     (331)     349
Interest Expense                    (3,681)      (1)  (8,543)      (1)
Write-Down of Other Investments          -     (106)       -     (246)

Pre-Tax Income (Loss)                  857    2,765   (2,364)   4,225

Net Income (Loss)                     (680)   1,961   (4,447)   2,973

Earnings (Loss) Per Share
  Basic & Diluted                  $ (0.03) $  0.10  $ (0.21) $  0.15

Average Shares Outstanding
  Basic                             20,745   20,250   20,693   20,241
  Diluted                           20,745   20,382   20,693   20,503

    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com